Exhibit 10.8

Amended and Restated Brighthouse Services, LLC
Short-Term Incentive Plan
Originally effective as of March 28, 2017; Amended and Restated as of August 9, 2017; Amended as of February 6, 2018; Amended as of November 14, 2019; Amended as of February 21, 2020
Article 1. Purpose, Effectiveness, and Duration
The Brighthouse Services, LLC Short-Term Incentive Plan (the “STI Plan”) is an annual incentive plan. The purpose of the STI Plan is to align total annual pay with business results, provide competitive levels of pay for performance and make a competitive portion of total compensation variable based on both Company and individual performance. The STI Plan shall become effective with respect to awards made on or after March 28, 2017 and shall constitute a sub-plan of the Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan (the “2017 Plan”) upon adoption of that Plan by the Board on or after August 9, 2017. STI Plan is intended to provide Cash-Based Awards pursuant to Article 10 of the 2017 Plan. Each of the applicable terms of the 2017 Plan shall apply to STI Plan and Awards made under STI Plan. The full powers of the Committee under the 2017 Plan, including those described in Section 3.2 of the Plan, will apply to each STI Plan Award. STI Plan shall remain in effect indefinitely, subject to the right of the Committee or the Board to amend or terminate STI Plan at any time pursuant to Article 6 herein.
Article 2. Definitions
Whenever used but not defined herein, capitalized terms shall have the meaning set forth in the 2017 Plan, as applicable to Cash-Based Awards under that 2017 Plan.
Article 3. Eligibility
3.1    Eligibility. All Employees of the Company are eligible for an STI Plan Award and can receive them at the Company’s discretion (each, a “Participant”). Subject to the provisions of the 2017 Plan and STI Plan, the Committee and or the Head of Compensation and Benefits within the Human Resources Department of the Company may from time to time grant and determine the terms of Awards to any Employee. However, Awards to the Company’s Chief Executive Officer, his/her direct reports and the Company’s Chief Financial Officer (collectively referred to as the “Senior Leadership Team”), as well as the Company’s Chief Risk Officer and Chief Accounting Officer, can only be approved by the Committee.

3.2    No Post-Employment Awards. An individual who is not an Employee on the date the Award is payable shall not receive a payment in respect of an STI Plan Award, except as otherwise may be determined by the Committee.

Article 4. Award Terms and Limitations
4.1Performance-Based Compensation. Unless determined otherwise by the Committee, STI Plan awards to the Senior Leadership Team are intended to qualify as Performance-Based Compensation. As such, STI Plan awards for the Senior Leadership Team require the attainment of one or more Performance Goals. The Committee shall specify in writing, by resolution or otherwise, the Performance Goal(s) applicable to such Awards. The Committee may establish different Performance Goals and different Performance Periods (including with respect to any supplementary Performance Goals) as to STI Plan Awards for the Senior Leadership Team. No

Award to a member of the Senior Leadership Team shall be payable unless the Committee certifies, by resolution or otherwise, that the Performance Goal(s) applicable to the Award were satisfied.

4.2Performance Criteria. The Committee may determine and apply performance criteria to Senior Leadership Team Awards or any and all Awards. The Committee may also determine the total amount available for all Awards with respect to a calendar Fiscal Year and performance criteria applicable to particular Awards or a set of Awards. Awards that are subject to performance criteria may be granted: (1) in advance of and contingent upon performance with respect to any performance criteria; or (2) following the performance with respect to any performance criteria. The performance metrics that will be used to establish the Performance Goal(s) shall be based on the performance of Brighthouse Financial, Inc. or any affiliate (or division, business unit or operational unit thereof) and may include one or more of the following:
(i) Net Earnings, Net Income or Operating Earnings (on a Consolidated basis or by Company);
(ii) Operating ROE;
(iii) Cash Flow (including free cash flow, gross cash flow, statutory cash flow and return on capital);
(iv) Decrease in Fixed Expenses;
(v) Number of Transition Service Agreements with MetLife exited;
(vi) Value of New Business;
(vii) VA Target Funding;
(viii) Risk Based Capital Ratio(s);
(ix) Ratings from Rating Agencies (including maintaining a minimum rating or an increase in rating);
(x) Earnings Per Share; and
(xi) Share Price (including but not limited to total shareholder return).
All terms not defined in this Plan are as defined in the Form 10 filed by Brighthouse Financial, Inc. or, alternatively, if these definitions are modified, added or updated by later financial statements (including but not limited to the Quarterly Financial Statement or any equivalent), then as defined in the financial statements of the Company (subject to any modifications noted in the Committee’s resolution setting the Performance Goals for any Performance Period). Alternative definitions may be agreed upon at the time the performance criteria are set provided that the alternate definition is set forth in the resolution setting such performance criteria.

4.3Adjustments. The Committee shall adjust or modify the calculation of a Performance Goal for a Performance Period, in such manner as it shall, it its sole discretion, deem necessary or appropriate in connection with any one or more of the following events: (i) asset write-downs; (ii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iii) any reorganization and restructuring programs; (iv) extraordinary, unusual or infrequently occurring items as described in management's discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (v) acquisitions or divestitures; (vi) any other specific unusual or nonrecurring events, or objectively determinable category thereof; or (vii) a change in the Company's fiscal year.

4.4Form of Payment. All Awards granted under STI Plan shall, if payable, be payable in cash unless otherwise determined by the Committee.
4.5Timing of Payment. It is expected that Awards under the STI Plan, if any, shall be paid in March of each calendar year, provided, that all Awards granted under STI Plan shall, if payable, be paid on or before March 15 of the calendar year following the calendar year in which the Participant’s right to payment under an Award ceases to be subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended). No Participant or any other person shall have any right to receive any payment under STI Plan or the 2017 Plan or any interest or other remedy due to any payment of an Award on a date other than as provided in the immediately preceding sentence.
4.6Performance-Based Compensation Recoupment. All Awards are subject to any Company performance-based compensation recoupment policy in effect from time to time.
4.7Written Communication of Awards. Human Resources for the Company or an Affiliate may determine how the amount and terms of each STI Plan Award may be communicated in writing.
Article 5. Amendment, Termination, and Interpretation
STI Plan awards in any given year are fully discretionary on the part of the Company and each manager of employees. In addition, the Committee or Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate STI Plan in whole or in part. If shareholder approval is required by law, regulation, or stock exchange rule, then no amendment shall be effective without such shareholder approval.
Article 6. Administration
Pursuant and subject to Section 3.3 of the 2017 Plan, the Committee hereby delegates its administrative duties and powers with respect to STI Plan Awards to the Head of Compensation and Benefits within the Human Resources Department of the Company (the “Administrative Delegation”). The Administrative Delegation does not in any way limit any of the duties and powers of the Committee under this plan or the 2017 Plan. The Administrative Delegation may be sub-delegated to any individual or entity, and such sub-delegation can be made either expressly or by implication of the assignment of management or administrative duties or entrance by the Company or any Affiliate through an authorized representative into one or more management, service, or vending agreements.